Exhibit 10.23.3
TELLURIAN INC.
RESTRICTED STOCK AGREEMENT
PURSUANT TO THE
TELLURIAN INC.
AMENDED AND RESTATED 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

This RESTRICTED STOCK AGREEMENT (“Agreement”) is effective as of __________ (the “Grant Date”), between Tellurian Inc., a Delaware corporation (the “Company”), and __________ (the “Participant”).
Terms and Conditions
The Participant is hereby granted as of the Grant Date, pursuant to the Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan (as it may be amended and/or restated from time to time, the “Plan”), the number of Shares of the Company’s Common Stock set forth in Section 1 below. Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan and the prospectus with regard to the shares under an effective registration on Form S-8 have been delivered or made available to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and the prospectus and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.
Accordingly, the parties hereto agree as follows:
1.Grant of Shares. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, effective as of the Grant Date, the Company hereby awards to the Participant __________ shares of its Common Stock (the “Shares”). Such Shares are subject to certain vesting and forfeiture restrictions set forth in Section 2 hereof, which restrictions shall lapse at the times provided under Section 2 hereof. For the period during which such restrictions are in effect, the Shares subject to such restrictions are referred to herein as the “Restricted Stock.” The Restricted Stock, in the sole discretion of the Plan Administrator, shall be evidenced by a certificate or be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant and such certificate or book entry (as applicable) shall be noted appropriately to record the restrictions on the Restricted Stock imposed hereby.
2.Restricted Stock.
a.Rights as a Stockholder. The Participant shall have the rights of a stockholder with respect to the shares of Restricted Stock as, and only as, set forth in Section 10.4 of the Plan and herein. Solely with respect to unvested shares of Restricted Stock, (i) dividends or other distributions (collectively, “dividends”) on such unvested shares of Restricted Stock shall be withheld, in each case, while such unvested shares of Restricted Stock are subject to restrictions, and (ii) in no event shall dividends or other distributions payable thereunder be paid unless and until such unvested shares of Restricted Stock to which they relate no longer are subject to a risk of forfeiture hereunder. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and shall not accrue interest. Such dividends shall be paid to the Participant in the same form as paid on the Common Stock promptly upon the lapse of the restrictions.
b.Vesting. Subject to Sections 2(c) and 2(d) below, the Restricted Stock shall only vest, and the forfeiture restrictions shall lapse, in accordance with this Section 2(b) based on the following (and there shall be no proportionate or partial vesting in the periods prior to the applicable vesting date(s), and all vesting shall occur only on the applicable vesting date(s)), subject to the Participant’s continued employment or other service to the Company and its Affiliates through the applicable vesting date:
i.One-third (1/3) of the Restricted Stock shall vest upon the affirmative final investment decision by the Board with respect to the Driftwood LNG project (“FID”, and the date of FID, the “FID Date”);

ii.One-third (1/3) of the Restricted Stock shall vest on the one (1)-year anniversary of the FID Date; and
iii.One-third (1/3) of the Restricted Stock shall vest on the two (2)-year anniversary of the FID Date.
c.Termination of Service.
i.Except as otherwise provided in this Section 2(c), in the event the Participant experiences a Termination of Service for any reason, the Participant shall forfeit to the Company, without compensation, any Shares of Restricted Stock that are unvested and/or subject to forfeiture restrictions as of the date of such Termination of Service; provided, however, that in the event the Participant experiences (A) a Termination of Service due to the Participant’s death or Disability, or (B) a Termination of Service by the Company without “Cause” (as defined below), then any Shares of Restricted Stock that are unvested and/or subject to forfeiture restrictions as of the date of such Termination of Service shall not be forfeited and instead shall remain outstanding following the date of such Termination of Service, subject to vesting in accordance with Section 2(b), without regard to the requirement of the Participant’s continued employment or other service through the date of vesting; provided, further, that the Board (or a committee thereof), in each case, in its sole discretion, may (but shall not be obligated to ) provide for the acceleration of vesting or lapse of forfeiture restrictions of all or any unvested Shares of Restricted Stock upon or following such Termination of Service. Any continued or accelerated vesting, as applicable, of the Shares of Restricted Stock pursuant to the foregoing shall be subject to and conditioned upon, other than in the case of a Termination of Service due to the Participant’s death: (I) the Participant’s continued compliance with all confidentiality obligations and restrictive covenants to which the Participant is subject (the “Restrictive Covenants”) and (II) the Participant’s timely execution and delivery (without revocation) to the Company of a general release of all claims of any kind that Participant has or may have against the Company and its Affiliates and their respective affiliates, officers, directors, employees, shareholders, agents and representatives, in a form satisfactory to the Company, within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of release by the Company (a “Release”).
ii.If the Participant incurs a Termination of Service by the Company, one of its Subsidiaries or Driftwood Holdings LP or its subsidiaries (collectively, the “Partnership”) after rejecting an offer of employment or other service with any entity for which such employment or other service would be credited as continued service with the Company or a Subsidiary for purposes of the vesting of the Restricted Stock (including, without limitation, pursuant to Section 2(c)(iii) of this Agreement), then, notwithstanding anything in the foregoing to the contrary, there will be no deemed Termination of Service by the Company without Cause for purposes of this Agreement.
iii.Notwithstanding the foregoing, a Termination of Service will not be deemed to occur for purposes of this Agreement if the Participant becomes an employee or other service provider of the Partnership immediately following a Termination of Service with the Company or its Subsidiaries (or if the Participant becomes an employee or other service provider of the Company or its Subsidiaries immediately following a Termination of Service with the Partnership), or if the Participant’s employment or other service with the Company or its Subsidiaries is transferred, assigned or seconded to the Partnership (or if the Participant’s employment or other service with the Partnership is transferred, assigned or seconded to the Company or its Subsidiaries), it being understood that in such cases, continuous employment or other service with the Company, its Subsidiaries and/or the Partnership shall be treated as continuous service with the Company for purposes of this

Agreement, and a Termination of Service shall be deemed to occur upon the cessation of all employment or other service to the Company, its Subsidiaries and the Partnership.
iv.For purposes of this Agreement, notwithstanding anything in the Plan to the contrary, “Cause” shall have the meaning assigned to such term in any employment, consulting or similar agreement between the Participant and the Company or one of its Subsidiaries. To the extent that the Participant is not a party to any such agreement, or there is no definition assigned to “Cause” in such agreement, “Cause” shall mean a Termination of Service resulting from (A) the Participant’s indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (B) the Participant’s gross negligence with regard to the Company or any Affiliate in respect of the Participant’s duties for the Company or any Affiliate; (C) the Participant’s willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any Affiliate economically or reputation-wise; (D) the Participant’s material breach of this Agreement, or any employment, consulting or similar agreement between the Participant and the Company or one of its Affiliates or material breach of any code of conduct or ethics or any other policy of the Company, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following the Company’s delivery of written notice to the Participant specifying the manner in which the agreement or policy has been materially breached; or (E) the Participant’s continued or repeated failure to perform the Participant’s duties or responsibilities to the Company or any Affiliate at a level and in a manner satisfactory to the Company in its sole discretion (including by reason of the Participant’s habitual absenteeism or due to the Participant’s insubordination), which failure has not been cured to the Company’s satisfaction following notice to the Participant. Whether the Participant has been terminated for Cause will be determined by the Company’s Chief Executive Officer (or her or his designee) in her or his sole discretion or, if the Participant is or is reasonably expected to become subject to the requirements of Section 16 of the Exchange Act, by the Board or the Compensation Committee in its sole discretion. To the extent the Participant is terminated as a member of the Board of the Company or any of its Affiliates, such termination for “cause” shall be determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law. In addition to the foregoing, if the Participant is an employee or other service provider of the Partnership at the time of the Participant’s Termination of Service, then a termination by the Partnership for any act or omission by the Participant that, if done (or not done) with respect to the Company or an Affiliate would be grounds for “Cause” hereunder or in any applicable employment, consulting or similar agreement between the Participant and the Partnership that is then in-effect, then such Termination of Service shall be deemed to be a Termination of Service for Cause for purposes of this Agreement.
d.Change of Control.
i.In the event of a Change of Control while any outstanding Shares of Restricted Stock are unvested and/or subject to forfeiture restrictions, such unvested Shares of Restricted Stock shall remain outstanding and subject to vesting as set forth in Section 2(b), except as otherwise determined by the Board in accordance with the Change of Control provisions in the Plan.
ii.For purposes of this Agreement, notwithstanding anything in the Plan to the contrary, “Change of Control” shall mean the occurrence of any of the following after the Grant Date:
A.any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of

50% or more of either (1) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company or any Subsidiary or Affiliate, (II) any acquisition by the Company or any Subsidiary or Affiliate, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (IV) any acquisition pursuant to a transaction which complies with clauses (1) and (2) of Section 2(d)(ii)(C) of this Agreement, below, or (V) any acquisition of additional securities by any Person who, as of the Grant Date, held 15% or more of either (x) the Outstanding Company Common Stock or (y) the Outstanding Company Voting Securities;
B.individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
C.consummation by the Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors (or equivalent governing authority) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination. Notwithstanding anything in the foregoing to the contrary, a sale or other disposition of the Partnership or of the Company’s interest in the Partnership shall not constitute a sale or other disposition of all or substantially all of the assets of the Company or any other Change of Control for purposes of this Agreement; or

D.approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
e.Section 83(b). If the Participant properly elects (as permitted by Section 83(b) of the Code) within thirty (30) days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Restricted Stock, the Participant shall deliver to the Company a signed copy of such election within 10 days after the making of such election, and shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state, local or other taxes of any kind that the Company is required to withhold with respect to the Restricted Stock. The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if he or she elects to utilize such election.
f.Certificates. If, after the Grant Date, certificates are issued with respect to the shares of Restricted Stock, such issuance and delivery of certificates shall be made in accordance with the applicable terms of the Plan.
3.Delivery Delay. The delivery of any certificate or book entry (as applicable) representing the Restricted Stock may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such Shares shall constitute a violation by the Participant or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any regulations of any governmental authority or any national securities exchange. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any Shares or any certificates or book entry (as applicable) for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company. If the Participant is currently a resident or is likely to become a resident in the United Kingdom at any time during the period that the Shares are subject to restriction, the Participant acknowledges and understands that the Company intends to meet its delivery obligations in Common Stock with respect to the shares of Restricted Stock, except as may be prohibited by law or described in this Agreement or supplementary materials.
4.Certain Legal Restrictions. The Plan, this Agreement, the granting and vesting of the Restricted Stock, and any obligations of the Company under the Plan and this Agreement, shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Common Stock is listed.
5.Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Agreement and the Plan, or to otherwise require, prior to the issuance, delivery or vesting of any shares of Common Stock, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Unless otherwise agreed to in writing by the Participant and the Company, or pursuant to the establishment by the Plan Administrator of an alternate procedure, (a) if the Participant is an “officer” under Section 16 of the Exchange Act at the time of vesting or other applicable tax event, required withholding will be implemented through a net settlement of shares (any such shares valued at Fair Market Value on the applicable date), or (b) if the Participant is not an “officer” under Section 16 of the Exchange Act at the time of vesting or other applicable tax event, required withholding will be required to be implemented through the Participant executing a “sell to cover” transaction through a broker designated or approved by the Company. The Company shall have the right, in its sole discretion, to accelerate the vesting of any portion of the Award at any time in its sole discretion, including for purposes of satisfying tax obligations in respect of the Award prior to the scheduled vesting dates.

6.Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Plan Administrator and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that any provision of this Agreement conflicts or is inconsistent with the terms set forth in the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
7.Restrictions on Transfer. The Participant shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Shares, except as permitted in the Plan or Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Shares in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.
8.Recoupment Policy. The Participant acknowledges and agrees that the Restricted Stock shall be subject to the terms and provisions of any “clawback” or recoupment policy that may be adopted by the Company from time to time or as may be required by any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder).
9.No Right to Employment or Consultancy Service. This Agreement is not an agreement of employment or to provide consultancy services. None of this Agreement, the Plan or the grant of the Restricted Stock hereunder shall (a) guarantee that the Company or its Subsidiaries or Affiliates will employ or retain the Participant as an employee or consultant for any specific time period or (b) modify or limit in any respect the right of the Company and its Subsidiaries and Affiliates to terminate or modify the Participant’s employment, consultancy arrangement or compensation. Moreover, this Agreement is not intended to and does not amend any existing employment or consulting contract between the Participant and the Company or any of its Subsidiaries or Affiliates.
10.Section 409A. Subject to and without limitation on Section 19.3 of the Plan, it is intended that the Restricted Stock be exempt from Code Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent.
11.Notices. Any notice or communication given hereunder shall be in writing or by electronic means and, if in writing, shall be deemed to have been duly given: (a) when delivered in person or by electronic means; (b) three days after being sent by United States mail; or (c) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, in each case, to the appropriate party at the following address (or such other address as the party shall from time to time specify): (i) if to the Company, to Tellurian Inc. at its then current headquarters; and (ii) if to the Participant, to the address on file with the Company.
12.Mode of Communications. The Participant agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or any of its Affiliates may deliver in connection with this grant of Restricted Stock and any other grants offered by the Company, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. The Participant further agrees that electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or the online brokerage account system.
13.Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws which would result in the application of the laws of any other jurisdiction.
14.Successors. The Company will require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The terms of this Agreement and all of the rights of the parties hereunder will be binding upon, inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.Waiver of Jury Trial. Each party to this Agreement, for itself and its affiliates, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law aNY right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the parties hereto or their respective affiliates pursuant to this Agreement or in the negotiation, administration, performance or enforcement of this Agreement.
16.Construction. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement. Wherever any words are used in this Agreement in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including, without limitation.” Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.
17.Severability of Provisions. If at any time any of the provisions of this Agreement shall be held invalid or unenforceable, or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of the activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement, and the Company and the Participant agree that the provisions of this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provisions had not been included.
18.No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
19.Entire Agreement. This Agreement, together with the Plan, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.
20.Data Protection. By accepting this Agreement (whether by electronic means or otherwise), the Participant hereby consents to the holding and processing of personal data provided by him to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to administering and maintaining Participant records; providing information to any registrars, brokers or third party administrators of the Plan; and providing information to future purchasers of the Company or the business in which the Participant works.
21.Acceptance. To accept the grant of the Restricted Stock, the Participant must execute and return the Agreement by __________ (the “Acceptance Deadline”). By accepting this grant, the Participant will have agreed to the terms and conditions set forth in this Agreement and the terms and conditions of the Plan. The grant of the Restricted Stock will be considered null and void, and acceptance thereof will be of no effect, if the Participant does not execute and return the Agreement by the Acceptance Deadline.
22.Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

TELLURIAN INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:
[Signature Page to Restricted Stock Agreement]